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                          UNITED STATES            ---------------------------
                SECURITIES AND EXCHANGE COMMISSION |OMB Number: 3236-0145    |
                     Washington, D.C. 20549        |Expires: August 31, 1999 |
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                          SCHEDULE 13G             ---------------------------

           Under the Securities Exchange Act of 1934

                    (Amendment No. _________)*

                    LAS VEGAS GAMING, INC.
____________________________________________________________________
                        (Name of Issuer)

                             Common
____________________________________________________________________
                 (Title of Class of Securities)

                            517674107
              ______________________________________
                          (CUSIP Number)


                        DECEMBER 31, 2000
____________________________________________________________________
   (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [_]  Rule 13d-1(b)

                        [_]  Rule 13d-1(c)

                        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 1 of 5

CUSIP No. 517674 10 7
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1.   Names of Reporting Persons:  RICHARD J. FROCKT
     I.R.S. Identification Nos. of above persons (entities only).:

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

(a)   [_]

(b)   [_]

3.    SEC Use Only:


4.    Citizenship or Place of Organization:  U.S.A.


Number of        5.     Sole Voting Power:         295,000 SHARES
Shares Bene-
                 ______________________________________________________
finically by
Owned by Each    6.     Shared Voting Power:       NOT APPLICABLE
Reporting
                 ______________________________________________________
Person With:
                 7.     Sole Dispositive Power:    295,000 SHARES
                 ______________________________________________________

                 8.     Shared Dispositive Power:  NOT APPLICABLE

-----------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting
      Person:  295,000 SHARES

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions):

11.   Percent of Class Represented by Amount in Row (9):   6.82%


12.   Type of Reporting Person (See Instructions)

      _________________________________________________________________

      IN
      _________________________________________________________________


      _________________________________________________________________


      _________________________________________________________________

CUSIP No. 517674 10 7
---------------------------------------------------------------------

Item 1.

(a)   Name of Issuer:  LAS VEGAS GAMING, INC.
(a)   Address of Issuer's Principal Executive Offices:
      3261 South Highland Avenue
      Suite 613, Las Vegas, NV 89109

Item 2.

(b)   Name of Person Filing:   RICHARD J. FROCKT

(c)   Address of Principal Business Office or, if none, Residence:
      44 Sawgrass Court
      Las Vegas, NV 89113

(d)   Citizenship:  U.S.A.

(e)   Title of Class of Securities:  COMMON STOCK, $0.001 PER SHARE PAR VALUE

(f)   CUSIP Number:   517674 10 7

Item 3.  If this statement is filed pursuant to    240.13d-1(b) or
         240.13d-2(b) or (c), check whether the person filing is a:
      (a)   [_]   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
      (b)   [_]   Bank as defined in section 3(a)(6) of the Act
                  (15 U.S.C. 78c).
      (c)   [_]   Insurance company as defined in section 3(a)(19) of the
                  Act (15 U.S.C. 78c).
      (d)   [_]   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e)   [_]   An investment adviser in accordance with section
                  240.13d-1(b)(1)(ii)(E):
      (f)   [_]   An employee benefit plan or endowment fund in
                  accordance with section 240.13d-1(b)(1)(ii)(F):
      (g)   [_]   A parent holding company or control person in
                  accordance with section 240.13d-1(b)(1)(ii)(G):
      (h)   [_]   A savings associations as defined in Section 3(b) of
                  the Federal Deposit Insurance Act (12 U.S.C. 1813):
      (i)   [_]   A church plan that is excluded from the definition of
                  an investment company under section 3(c)(14) of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-3):
      (j)   [_]   Group, in accordance with  240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer
identified in Item 1.
      (a)   Amount Beneficially owned:   295,000 SHARES
      (b)   Percent of Class:   6.82%
      (c)   Number of shares as to which the person has:
            (i)  Sole power to vote or to direct the vote:
                 295,000 SHARES
           (ii)  Shared power to vote or to direct the vote: N/A
          (iii)  Sole power to dispose or to direct the disposition
                 of:   295,000 SHARES
           (iv) Shared power to dispose or to direct the disposition of: N/A

CUSIP No. 517674 10 7
---------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     NOT APPLICABLE

Item 8  Identification and Classification of Members of the Group

     NOT APPLICABLE

Item 9.  Notice of Dissolution of Group

     NOT APPLICABLE

Item 10.  Certification

     NOT APPLICABLE

CUSIP No. 217581 10 1
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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 14, 2001
                                 ------------------------------
                                             Date


                                 /s/ Richard J. Frockt
                                 ------------------------------
                                           Signature

                                 Richard D. Frockt/ None
                                 ------------------------------
                                           Name/Title